Exhibit 99.2

NEWS RELEASE

5904 Richmond Highway Suite 300 Alexandria, Virginia 22303 Tel: (703) 329-9400 Fax: (703) 329-8187
www.analex.com	Release: IMMEDIATE For: ANALEX CORPORATION (Symbol: NLX)

Contact:	Amber Gordon Ron Alexander
(703) 329-9400

ANALEX ANNOUNCES 2003 EARNINGS;

REAFFIRMS ACQUISITION PLANS

Earnings Conference Call will be Webcast Today

Alexandria, VA, February 26, 2004—ANALEX CORPORATION (Amex: NLX) today reported full year 2003 revenue of $66.1 million, an 11.5% increase over 2002 revenue of $59.3 million. Operating income, or earnings before interest and taxes (EBIT), increased 1.8% over 2002, while earnings before interest, taxes, depreciation, and amortization (EBITDA) increased by 5.4%, from $3.9 million to $4.2 million in 2003. Net income rose by 16.5% to $ 2.7 million in 2003. As a result of dividends and non-cash accretion charges on recently issued convertible preferred stock, net income attributable to common shareholders amounted to $ 2.5 million in 2003, whereas no such payments were made or accretions taken in 2002. The Pequot Ventures investment strengthened the balance sheet by adding $15 million in cash and increasing Shareholders’ Equity from $13.9 million in 2002 to $29.5 million in 2003. Earnings per share, on a diluted basis, amounted to $0.14 per share, unchanged from 2002.

For the full year, Homeland Security Group revenue increased by 8.5% and operating profit increased by 19%. The increase in revenues and profitability for the Homeland Security Group resulted primarily from growth in our systems and software independent verification and validation services. The Systems Engineering Group’s revenue for 2003 increased by 28.2% and operating profit rose by 59%. The increase in revenue and profitability for the Systems Engineering Group arose from growth in our NASA Expendable Launch Vehicle Integrated Support (ELVIS) contract, partially offset by the planned phase-down in our work on the NASA Microgravity Research Development and Operations Contract (MRDOC) contract as it nears completion. Revenue in the company’s Advanced Biosystems subsidiary declined by 44% and profit declined by 139% for the year due to the reduction in funded bio-defense R&D efforts and the write-off of intangible assets. The overall 5.4%, increase in EBITDA for the year arose primarily from the reduction in lower margin contracts in our System Engineering Group and an increase in profitability in the Homeland Security Group.

“We are pleased with the year-over-year growth in revenue and EBITDA,” said Sterling Phillips, Analex’s Chairman and CEO. “The fourth quarter slowed as certain contract awards were delayed and funding for ABS was reduced. Those contracts in our core area of focus, homeland security, are now coming through as evidenced by our recently announced DARPA contract. We see an opportunity for 10 – 15% organic revenue growth in 2004. With the addition of Mike Stolarik as President & COO and Kent Werner as Senior Vice President for

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Business Development, the Analex management team has the expanded capacity and expertise to manage accelerated growth.”

Fourth quarter 2003 revenue was $16.3 million, a 4.3% decline from fourth quarter 2002 revenue of $17.0 million resulting primarily from reduced emphasis on bio-defense and funding for our Advanced Biosystems subsidiary. EBIT for the quarter declined 56.6%, from $1.2 million to $524,600, while EBITDA declined 47.4% from $1.3 million to $694,200. Net income for the quarter declined from $843,000 to $755,800. Net income attributable to common shareholders for the quarter amounted to $462,800 due to payments and accretions on the outstanding convertible preferred stock, whereas no such payments were made or accretion taken last year. Earnings per share, on a diluted basis, amounted to $0.03 per share compared to $0.05 per share for the same quarter last year.

The fourth quarter revenue decline resulted primarily from a decline in funding for medical research conducted by the company’s Advanced Biosystems (ABS) subsidiary as well as the planned phase-down of the NASA MRDOC contract that is nearing completion. The decline in ABS revenue parallels a shift in the company’s emphasis from bio-defense to other segments of homeland security. These reductions were partially offset by an increase of 17.2% in revenue in our Homeland Security Group for the quarter. The decline in EBITDA for the quarter arose from an operating loss in ABS resulting from the decline in revenue, a write-off of intangible assets related to ABS and increases in marketing, recruiting and overhead costs in our Homeland Security Group. As a result, fourth quarter operating profit for the Homeland Security Group declined by 29% compared to last year despite the growth in revenue. Operating profit in the Company’s Systems Engineering Group for the fourth quarter increased by 22% reflecting additional profits generated by the NASA ELVIS contract.

On December 9, 2003, the Company issued $10 million of convertible notes and $15 million of convertible preferred stock to Pequot Ventures. Interest expense for the fourth quarter and full year arising from the convertible note amounted to a cash interest payment of $44,000 and a non-cash accretion charge of $114,000. For the convertible preferred stock, the cash dividend amounted to $56,700 while the non-cash accretion amounted to $236,300. Charges related to the convertible notes are included in interest expense and are included in net income, while charges related to the convertible preferred stock are below net income and are included in net income attributable to common shareholders.

As announced last year, the company’s goal in securing the Pequot Ventures investment is to fund an acquisition strategy to complement organic growth. “We have made progress in implementing our acquisition strategy and are working on solid prospects. We have also identified potential sources of additional financing to the extent it is needed. We are optimistic that we will be able to complete attractive, strategic acquisitions during 2004,” said Mr. Phillips. He added, “By expanding our senior management team, we are making necessary investments to manage a larger company. We expect those investments to pay off in 2004.”

The Company has scheduled a Webcast of its earnings conference call for 11:00 a.m. (ET), today, during which management will make a brief presentation of fourth quarter and fiscal year 2003 results and operating trends. A question-and-answer session will follow to further discuss the results. Interested parties can listen to the conference call over the Internet by logging on to Analex’s Website at www.analex.com at the scheduled time and following

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instructions to sign in for the call. A replay will be available over the Internet and can be accessed through Analex’s Website. A recorded replay of the conference call and question / answer session will also be available after 1:00 p.m. (ET) today. The replay will be available through March 26, 2004 via telephone at 888-286-8010 (replay Pass Code: # 72721086). The International dial-in replay number is 617-801-6888.

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The company’s stock trades on the American Stock Exchange under the symbol NLX. The company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

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ANALEX CORPORATION

Selected Financial Data

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues	$16,302,400	$17,034,700	$66,126,300	$59,317,000
Operating costs and expenses	15,777,800	15,827,100	62,539,200	55,793,000

Operating income	524,600	1,207,600	3,587,100	3,524,000

Interest expense	241,200	239,400	519,800	1,018,300

Income before income taxes	283,400	968,200	3,067,300	2,505,700
Provision (benefit) for income taxes	(472,400)	125,200	321,000	149,100

Net Income	755,800	843,000	2,746,300	2,356,600

Preferred Stock Dividend	56,700	0	56,700	0
Accretion on Preferred Stock	236,300	0	236,300	0

Net Income Attributable to Common Shareholders	$462,800	$843,000	$2,453,300	$2,356,600

Net Income Attributable to Common Shareholders Per Share:
Basic	$0.03	$0.06	$0.16	$0.16

Diluted	$0.03	$0.05	$0.14	$0.14

Weighted avg. shares:
Basic	14,747,777	14,221,237	14,878,312	14,412,554

Diluted	17,319,623	17,077,120	17,647,281	17,081,651

Reconciliation of Net Income to EBITDA:
Net Income	$755,800	$843,000	$2,746,300	$2,356,000
Interest Expense-cash	127,200	239,400	405,800	1,018,300
Interest Expense-accretion	114,000	0	114,000	0
Provision (benefit) for income taxes	(472,400)	125,200	321,000	149,100

EBIT	524,600	1,207,600	3,587,100	3,524,000
EBIT Margin	3.2%	7.1%	5.4%	5.9%

Depreciation	27,600	37,700	118,500	111,400
Amortization	142,000	75,400	450,700	307,600

EBITDA	$694,200	$1,320,700	$4,156,300	$3,943,000
EBITDA Margin	4.3%	7. 8%	6.3%	6.7%

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Balance Sheet Data

	December 31, 2003	December 31, 2002
Current assets	$25,530,500	$13,128,400
Fixed assets, net	552,900	216,700
Goodwill, contract rights, and other intangibles	17,034,600	17,304,800
Other non-current assets	514,100	134,300
Total assets	$43,632,100	$30,784,200

Current liabilities	$8,427,200	12,452,900
Long-term liabilities	5,476,200	4,429,500

Total liabilities	$13,903,400	$16,882,400
Convertible preferred stock	$236,300	$—
Shareholders’ equity	$29,492,400	$13,901,800

Total liabilities, convertible preferred stock and shareholders’ equity	$43,632,100	$30,784,200

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